Exhibit 10.1

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

MASTER COMMERCIAL AGREEMENT

THIS AMENDED AND RESTATED MASTER COMMERCIAL AGREEMENT (the “Master Agreement”) is made as of October 30, 2024 and effective as of November 1, 2024,

BETWEEN	GLENCORE LTD., a corporation existing under the laws of Switzerland having a branch office at 330 Madison Ave., New York, NY, U.S.A. 10017 Hereinafter called “Glencore”

AND

LI-CYCLE HOLDINGS CORP.,

a corporation existing under the laws of the Province of Ontario having an address at 207 Queens Quay West, Suite 590, Toronto, Ontario, Canada M5J 1A7

Hereinafter called “Li-Cycle”

AND	LI-CYCLE U.S. INC. a corporation existing under the laws of the State of Delaware, U.S.A. having and address at 55 McLaughlin Road Rochester, NY, U.S.A. 14615 Hereinafter called “North America Seller”

AND	LI-CYCLE EUROPE AG a corporation existing under the laws of Switzerland having address at Neuhofstrasse 8, 6340 Baar, Switzerland Hereinafter called “EMEA Seller”

AND

LI-CYCLE APAC PTE. LTD.

a corporation existing under the laws of Singapore having an address at 77 Robinson Road, #13-00 Robinson 77, Singapore 068896

Hereinafter called “APAC Seller”

(North America Seller, EMEA Seller and APAC Seller hereinafter collectively called the “Sellers”)

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

RECITALS:

WHEREAS Glencore is a leading global producer and marketer of commodities;

WHEREAS Li-Cycle, through its proprietary Spoke & Hub Technologies and its Affiliates, including Sellers, (a) processes lithium-ion battery manufacturing scrap and other lithium-ion battery materials (including cathode scrap, jelly rolls, electrode stacks and waste/recall batteries) at its Spokes to produce Black Mass and other intermediate products, and (b) intends to further process such Black Mass at its Hubs (including the North American Hub in Rochester, New York (the “Rochester Hub”), currently under development, having a nameplate black mass processing capacity of 35,000 tonnes per annum) to produce Battery Grade Materials, including nickel sulphate, cobalt sulphate and lithium carbonate; and

WHEREAS the Parties have identified significant opportunities, as a result of their complementary expertise, to accelerate the efficient development and deployment of “closed loop” resource recovery systems from primary metal supply to recycled end products through joint sourcing and marketing efforts; and

WHEREAS Li-Cycle desires to utilize Glencore’s expertise in sourcing the various feeds and products needed to support the efficient operation of its Spokes and Hubs, and in marketing the various end products and by-products of its Spokes and Hubs; and

WHEREAS Glencore has invested an aggregate of US$275 million in Li-Cycle through purchases of certain convertible notes and senior secured convertible notes, which funds will facilitate Li-Cycle’s development and deployment of its Spoke and Hub network; and

WHEREAS Glencore has recognized Li-Cycle as a preferred global recycling partner in the lithium-ion battery recycling space; and

WHEREAS to further support the accelerated and efficient development of closed-loop resource recovery systems and meet customer demand for critical materials, the Parties are jointly investigating the future development of new facilities, including a European processing facility [XXX]; and

WHEREAS in furtherance of these objectives, Glencore and Li-Cycle entered into a Master Commercial Agreement dated May 31, 2022 (the “Execution Date”) (joined by the Sellers, who have become entitled to all of the benefits and jointly and severally liable along with Li-Cycle for all of the obligations of Li-Cycle under the Master Commercial Agreement, pursuant to the Joinder Agreement dated as of July 1, 2023) (the “Existing Master Commercial Agreement”), and series of related commercial arrangements, including, without limitation: (i) the Amended and Restated Global Feed Sourcing Agreement; (ii) the Black Mass Offtake Agreement; (iii) the Black Mass Sourcing Agreement; (iv) the Sulphuric Acid Supply Agreements; (v) the End Products Offtake Agreement; and (vi) the By-Products Offtake Agreement (in each case, as defined below); and

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

WHEREAS the Parties entered into the Existing Master Commercial Agreement for the purposes of establishing a master framework agreement covering such commercial agreements and memorializing certain common terms that will be incorporated therein; and

WHEREAS since October 2023, Li-Cycle has been engaged in a comprehensive project review relating to the Rochester Hub, which has focussed on constructing, commissioning, and operating only those process areas needed to produce two key products: lithium carbonate and a mixed hydroxide precipitate containing nickel cobalt and manganese (“MHP”), with the project in its revised scope to be financed in part through a potential loan under the U.S. Department of Energy’s Advanced Technology Vehicles Manufacturing Program (the “DOE Loan”); and

WHEREAS in connection with the foregoing, Li-Cycle and Glencore now wish to amend and restate (A) the By-Products Off-Take Agreement, to (among other things) include the commercial terms on which Li-Cycle and/or its Affiliates would sell and Glencore and/or its Affiliates would purchase 100% of the Sellers’ annual production of MHP worldwide, and (B) the Existing Master Commercial Agreement, to specify that the term of the Commercial Agreements shall extend to at least March 15, 2040, corresponding to the date of the last amortization payments under the DOE Loan.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS

Wherever used in this Master Agreement or any of the other Commercial Agreements, unless otherwise specified:

“AAA” means the American Arbitration Association.

“Affiliate” means, with respect to any specified Person or entity, any other Person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person, and “control”, including the terms “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person or entity.

“Amended and Restated Global Feed Sourcing Agreement” means that certain amended and restated global feed sourcing agreement entered into as of the Execution Date by and between Glencore and Li-Cycle (joined by the Sellers pursuant to the Joinder Agreement dated as of July 1, 2023) for the supply by Glencore and/or its Affiliates to Li-Cycle and/or its Affiliates of Feed from various sources for purchase and recycling on the terms and conditions set forth therein.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

“Applicable Laws” means all applicable federal, provincial, territorial, state, national, regional and local laws (statutory or common), ordinances (including zoning and mineral removal ordinances), regulations, grants, franchises, licences, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature (including environmental laws and any applicable securities laws or regulations, and any applicable rules of any stock exchange, imposing disclosure requirements), and the term “applicable” with respect to such laws and in a context that refers to one or more Persons, means such laws as are applicable to such Person or its business, undertaking, property or securities.

“Battery-Grade Materials” means materials of such quality as to be acceptable to a typical downstream battery refining plant (such as a precursor cathode active materials (pCAM) manufacturing plant), such as nickel sulphate, cobalt sulphate and lithium carbonate.

“Black Mass” means the primary input of the Hubs, comprising cathode active materials, graphite, lithium and any other cathode or anode materials recovered from battery or battery-related input scrap feeds.

“Black Mass Offtake Agreement” means that certain Black Mass Offtake Agreement entered into as of the Execution Date by and between Li-Cycle and certain Affiliates thereof and Glencore for the sale by such Affiliates of Li-Cycle to Glencore and its Affiliates of Black Mass produced at Spokes.

“Black Mass Sourcing Agreement” means that certain Black Mass Sourcing Agreement entered into as of the Execution Date by and between Glencore and Li-Cycle and certain Affiliates thereof for the sourcing and supply by Glencore and/or its Affiliates to Li-Cycle and/or its Affiliates of Black Mass for the production of End Products at Hubs.

“Black Mass Tolling Agreement (LICY as Customer)” has the meaning set forth in the End Products Off-Take Agreement.

“Break-Up Fee” has the meaning set forth in Section 4(c).

“Business Day” means any day on which banks are open for business in Toronto, Ontario and New York, New York.

“By-Products” has the meaning set forth in the By-Products Off-Take Agreement;

“By-Products Offtake Agreement” means that certain By-Products Offtake Agreement entered into by and between Li-Cycle and Glencore as of the Execution Date, and amended and restated as of the date hereof, pursuant to which Li-Cycle and/or its Affiliates will sell, and Glencore and/or its Affiliates will purchase, 100% of certain by-products produced at Spokes and Hubs (including (i) Shredded Fraction, (ii) Copper Sulphide, (iii) Graphite Concentrate, (iv) Sodium Sulphate and (iv) MHP, each as defined therein, subject to certain existing commitments) and will in good faith discuss and seek to mutually define applicable commercial terms for the purchase and sale of certain other by-products resulting from the production of Black Mass at the Spokes and End Products at the Hubs.

“Commercial Agreements” means, collectively: (i) this Master Agreement, (ii) the Amended and Restated Global Feed Sourcing Agreement, (iii) the Black Mass Offtake Agreement, (iv) the Black Mass Sourcing Agreement, (v) the Sulphuric Acid Supply Agreements, (vi) the End Products Offtake Agreement, (vii) the By-Products Offtake Agreement and (viii) such other commercial agreements as may be entered into from time to time by the Parties and/or their respective Affiliates pursuant to this Master Agreement, subject to (as applicable) the Assignment and Assumption Agreement dated as of July 1, 2023 among Li-Cycle Americas Corp., Li-Cycle Inc. and North America Seller.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

“Commercial Production Startup Date” means the first (1st) day of the month in which [XXX].

“Company” has the meaning set forth in Section 10.

“Disclosing Party” has the meaning set forth in Section 14.

“Disputing Party” and “Disputing Parties” shall have the meanings set forth in Section 19(a).

“End Products” has the meaning set forth in the End Products Offtake Agreement.

“End Products Offtake Agreement” means that certain End Products Offtake Agreement entered into as of the Execution Date by and between Li-Cycle and Glencore pursuant to which Li-Cycle and/or its Affiliates will sell, and Glencore and/or its Affiliates will purchase, certain end products from the Hubs.

“European Hub” has the meaning set forth in the Recitals hereto.

“Execution Date” has the meaning set forth in the preamble hereto.

“Expense Report” means, with respect to any Commercial Agreement, a written monthly report from Glencore setting out in reasonable detail the Transaction Costs deducted by Glencore or any of its Affiliates pursuant to the terms of such Commercial Agreement.

“Feed” has the meaning set forth in the Amended and Restated Global Feed Sourcing Agreement.

“Feed Recipient” has the meaning set forth in the Amended and Restated Global Feed Sourcing Agreement.

“Feed Tolling Arrangement (LICY as Customer)” has the meaning set forth in Section 2.

“Force Majeure” has the meaning set forth in Section 11(a).

“Hub” means a hydrometallurgical processing plant owned or operated by Li-Cycle or any of its Affiliates that processes Black Mass to produce Battery Grade Materials using Li-Cycle’s Spoke & Hub Technologies™ or otherwise.

“Independent Accountant” has the meaning set forth in Section 4(e).

“Initial Term” has the meaning set forth in Section 4(a).

“Insolvency Event” has the meaning set forth in Section 5(a).

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

“Losses” means all claims, demands, proceedings, fines, losses, damages, liabilities, obligations, deficiencies, costs and expenses (including all reasonable legal and other professional fees and disbursements, interest, penalties, judgment and amounts paid in settlement of any demand, action, suit, proceeding, assessment, judgment or settlement or compromise), subject to Section 13.

“Master Agreement” means this Amended and Restated Master Commercial Agreement.

“Metric Ton” or “MT” or “tonne” means 1,000 kilograms equivalent to 2,204.62 pounds, on a wet (WMT) or dry (DMT) basis, as applicable.

“North America Black Mass & Refined Products Allocation Agreement” means that certain North America Black Mass & Refined Products Allocation Agreement entered into as of March 25, 2024 by and among Glencore, Li-Cycle, North America Seller, Li-Cycle North America Hub, Inc., Li-Cycle Inc. and Traxys North America LLC.

“Notice” has the meaning set forth in Section 16.

“Notice of Material Breach” has the meaning set forth in Section 5(b).

“OFAC” has the meaning set forth in Section 10.

“Other By-Products” has the meaning set forth in the By-Products Off-Take Agreement;

“Parties” means Li-Cycle, Sellers and Glencore;

“Person” has the meaning set forth in Section 10(a).

“Publicly Announcing Party” has the meaning set forth in Section 15(a).

“Receiving Party” has the meaning set forth in Section 14.

“Referee Determination” has the meaning set forth in Section 19.

“Sanctions” has the meaning set forth in Section 10.

“Sanctioned Country” has the meaning set forth in Section 10.

“Sanctioned Person” has the meaning set forth in Section 10.

“Sellers” has the meaning given to such term in the Recitals and includes any Affiliate of Li-Cycle that becomes a party hereto and is designated as a Seller for the purposes hereof.

“Senior Representatives” has the meaning set forth in Section 20(b).

“Spoke” means a recycling facility owned or operated by Li-Cycle or any of its Affiliates that mechanically processes end-of-life batteries and battery manufacturing scrap to produce Black Mass using Li-Cycle’s Spoke & Hub Technologies™ or otherwise.

“Start Date” has the meaning set forth in Section 4(a).

“Subsequent Term” has the meaning set forth in Section 4(c).

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

“Sulfuric Acid Supply Agreement” means that certain Sulfuric Acid Supply Agreement (US-Canada) entered into as of the Execution Date by and among Glencore, NorFalco LLC and NorFalco Sales, a division of Glencore Canada Corporation (as seller group) and Li-Cycle and Li-Cycle North America Hub, Inc. (as buyer group) for the supply by Glencore and/or its Affiliates to Li-Cycle and/or its Affiliates of sulphuric acid for the production of end products at Hubs in the United States and Canada and setting forth the Parties mutual understanding for the supply by Glencore and/or its Affiliates to Li-Cycle and/or its Affiliates of Sulphuric Acid for the production of end products at Hubs outside of the United States and Canada.

“Term” means the Initial Term and any Subsequent Term.

“Third Party” means a Person that is not a Party or an Affiliate thereof.

“Transaction Costs” has the meaning set forth under the applicable Commercial Agreement.

“UNSC” has the meaning set forth in Section 10(a)(i).

2.	ORDER OF PRECEDENCE & INTERPRETATION OF COMMERCIAL CONTRACTS

This Master Agreement and the other Commercial Agreements are intended to constitute a single agreement and shall be interpreted and construed as complementary, whenever possible. In the event, however, that any term of this Master Agreement conflicts with or is inconsistent with any term in any of the other Commercial Agreements, the following order of precedence shall apply:

(a)	The relevant term in this Master Agreement;

(b)	The relevant term in the other Commercial Agreement;

unless, in each case, the relevant term in the other Commercial Agreement expressly states that it is intended to apply in lieu of the relevant term in this Master Agreement.

Pursuant to the Global Feed Sourcing Agreement, Black Mass Sourcing Agreement, Black Mass Offtake Agreement and End Products Offtake Agreement, the Parties intend for Glencore to be paid various sourcing and marketing fees for specified materials flowing into and out of Li-Cycle’s Spokes and Hubs (and/or any other processing sites that Li-Cycle may utilize, including Third Party processing sites). Specifically, subject to the terms of such applicable Commercial Agreements (which shall govern at all times):

(i) Glencore shall be paid the Global Sourcing Fee [XXX] on all Feed flowing into Li-Cycle’s Spokes (and/or any other processing sites that Li-Cycle may utilize);

(ii) Glencore shall be paid the Black Mass Sourcing Fee [XXX] on all Third Party Black Mass flowing into Li-Cycle’s Hubs (and/or any other processing sites that Li-Cycle may utilize);

(iii) Glencore shall be paid the Black Mass Marketing Fee [XXX] and the Supplemental Black Mass Marketing Fee [XXX] on all Black Mass flowing out of Li-Cycle’s Spokes (and/or any other processing sites that Li-Cye may utilize) and not flowing into Li-Cycle’s Hubs (and/or any other processing sites that Li-Cycle may utilize); and

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

(iv) Glencore shall be paid either the End Products Marketing Fee [XXX] or the Supplemental End Products Marketing Fee [XXX], on all End Products flowing out of Li-Cycle’s Hubs and/or any other processing sites that Li-Cycle may utilize.

The Parties intend for Li-Cycle and/or its Affiliates to deliver to Glencore and/or its Affiliates any materials obtained through or resulting from tolling arrangements at other processing sites that Li-Cycle may utilize, including Third Party processing sites, in the same manner that they deliver materials from Li-Cycle’s own Spoke and Hubs under the terms of the Commercial Agreements. Accordingly, the Parties confirm their agreement that: (A) should Li-Cycle and/or its Affiliates enter into any agreement, contract, arrangement, or understanding, whether written or oral, including any scrap tolling agreement, between Li-Cycle or/any of its Affiliates, on the one hand and any Third Party, on the other hand, pursuant to which the Third Party tolls or converts Li-Cycle’s Feed into Black Mass and/or By-Products (including, without limitation, any tolling arrangement that provides for Li-Cycle to retain title to the applicable Feed and/or tolled Black Mass and/or tolled By-Products) (a “Feed Tolling Arrangement (LICY as Customer)”), then (i) 100% of the Black Mass obtained through or resulting from such Feed Tolling Arrangement (LICY as Customer) shall be “Glencore Committed Black Mass” for the purposes of the Black Mass Off-Take Agreement, except for any LICY Hubs Committed Black Mass and Third Party Hubs Committed Black Mass (as defined therein), (ii) 100% of the By-Products obtained through or resulting from such Feed Tolling Arrangement (LICY as Customer) shall be “Glencore Committed By-Products” under the terms of the By-Products Off-Take Agreement, and (iii) any resulting Other By-Products shall be subject to the terms of the By-Products Off-Take Agreement, and (B) should Li-Cycle and/or its Affiliates enter into any Black Mass Tolling Arrangements (LICY as Customer), then (i) the resulting End Products are “Glencore Committed End Products” under the terms of the End Products Off-Take Agreement, (ii) the resulting By-Products shall be “Glencore Committed By-Products” under the terms of the By-Products Off-Take Agreement, and (iii) any resulting Other By-Products shall be subject to the terms of the By-Products Off-Take Agreement.

In all such cases, if the invoice value of a material processed at Li-Cycle’s Spokes or Hubs (and/or any other processing sites that Li-Cycle may utilize (including Third Party processing sites) is not available or readily determinable, or the invoice value is not materially consistent with the prevailing market price for the same or similar material, then the Parties shall seek to mutually agree on a pro forma invoice value to base the fee calculation on; and in the case of any arrangements involving the processing of Third-Party-owned material at Li-Cycle’s Spokes or Hubs, such pro forma invoice value shall be based on the prevailing market price for the same or similar Third-Party-owned material, subject to any further mutual agreement of the basis between the Parties. Any exceptions to these fees are set forth in the Commercial Agreements, respectively, and in case of any inconsistency between this clause and a specific Commercial Agreement, the terms of the specific Commercial Agreement shall govern. However, in the event of materials processed at Li-Cycle’s Spokes and Hubs that are not covered by the Commercial Agreements in all material respects, then the above intent of the Parties shall govern.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

3.	CERTAIN RULES OF INTERPRETATION

Except as may be otherwise specifically provided in the Commercial Agreements and unless the context otherwise requires:

(a)	References to any “Article”, “Section” or “Schedule” followed by a number or letter refer to the specified Article, Section or Schedule to the applicable Commercial Agreement.

(b)	Headings of Sections are inserted for convenience of reference only and shall not affect the construction or interpretation of any Commercial Agreements.

(c)	Where the word “including” or “includes” is used in any Commercial Agreement, it means “including without limitation” or “includes without limitation”.

(d)	Where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

(e)	The language used in the Commercial Agreements is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f)	Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(g)

Reference to: (i) any of the Commercial Agreements is to be construed as a reference to such Commercial Agreement, as it may be amended, modified, restated, supplemented or extended from time to time, and (ii) any other agreement is to be construed as a reference to that agreement as it may be amended, modified, restated, supplemented, extended, replaced or superseded from time to time.

(h)

A reference to a statute includes all regulations made pursuant to and rules promulgated under such statute and, unless otherwise specified, any reference to a statute or a regulation or rule promulgated under a statute or to any provision contained therein includes the provisions of any statute, regulation, rule or provision which amends, supplements or supersedes any such statute, regulation, rule or provision from time to time.

(i)

Unless specified otherwise, in the Commercial Agreements, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Eastern Standard Time or Eastern Daylight Time, as applicable) on the last day of the period. If, however, the last day of the period does not fall on a Business Day, the period shall terminate at 5:00 p.m. (Eastern Standard Time or Eastern Daylight Time, as applicable) on the next Business Day.

(j)	Unless specified otherwise in the applicable Commercial Agreement, all statements or references to currency amounts in such Commercial Agreement are to U.S. Dollars.

(k)	References to a “party” in any of the Commercial Agreements means such party or its successors.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

4.	TERM

(a)

The term of the Amended and Restated Global Feed Sourcing Agreement commenced on May 4, 2022 and the term of the other Commercial Agreements commenced on August 1, 2022 (in each case, the “Start Date”), and the term of each of the Commercial Agreements will, unless earlier terminated in accordance with the termination provisions set forth herein, continue in full force and effect for a period ending on the later to occur of: (A) March 15, 2040, (B) ten (10) years from the Commercial Production Startup Date of (i) the European Hub or (ii) Li-Cycle’s next commercial Hub [XXX]; and (C) the date by which Li-Cycle has processed at the European Hub or Li-Cycle’s next commercial Hub [XXX], a minimum of [XXX] MT of Black Mass, [XXX] (such period, the “Initial Term”).

(b)

Notwithstanding Section 4(a), in the event the Parties and/or any of their respective Affiliates enter into any additional Commercial Agreements after the Start Date but during the Initial Term, then the Initial Term of such additional Commercial Agreements shall be deemed to commence on the start date set forth therein and end upon the end of the Initial Term as set forth in Section 4(a).

(c)

Following the Initial Term, the Commercial Agreements shall be renewed automatically on an evergreen basis for further periods of five (5) years each (each, a “Subsequent Term”), subject to the right of Li-Cycle to terminate all (but not less than all) of the Commercial Arrangements upon the conclusion of the Initial Term (or the then-current Subsequent Term, as applicable) by delivering written notice of non-renewal to Glencore at least 365 days prior to the end of the Initial Term (or the then-current Subsequent Term, as applicable); provided, however, that in the event Li-Cycle so elects to terminate the Commercial Arrangements, Li-Cycle shall pay Glencore, as Glencore’s sole and exclusive remedy with respect to the non-renewal and termination of the Commercial Agreements, a break-up fee (the “Break-Up Fee”) in an amount equal to five (5) times the Total Value, net of any applicable amounts then in dispute by any party to a Commercial Agreement, provided that, in the case of any such dispute, the Total Value and the Break-Up Fee will be re-calculated by the Independent Accountant upon the resolution of any such disputed amount in accordance with the terms of the applicable Commercial Agreement(s) and, if applicable, any (i) additional amount on account of the Break-Up Fee payable by Li-Cycle as a result of such re-calculation will be payable promptly by Li-Cycle to Glencore, and (ii) any amount on account of the Break Fee previously paid by Li-Cycle that is in excess of the Break Fee payable by Li-Cycle as a result of such re-calculation will be payable promptly by Glencore to Li-Cycle, in each case following any such resolution based on the amount(s) so re-calculated. For the avoidance of doubt, nothing in this Section shall be deemed to preclude Glencore or any of its Affiliates (as applicable) or Li-Cycle or any of its Affiliates (as applicable) from seeking, in accordance with the terms of this Master Agreement or any applicable Commercial Agreement, any other remedy for any breach by any other party to a Commercial Agreement which occurred prior to the termination of the Commercial Agreements.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

(d)

For purposes of this Agreement, “Total Value” means the aggregate value of the following items in the twelve (12) month period (with the exception of clause (iv) below) immediately preceding the end of the applicable Term:

(i)	under the Amended & Restated Global Feed Sourcing Agreement, the Global Sourcing Fee;

(ii)	under the Black Mass Off-Take Agreement, the Black Mass Marketing Fee and the Supplemental Black Mass Marketing Fee;

(iii)	under the Black Mass Sourcing Agreement, the Black Mass Sourcing Fee;

(iv)

under the Sulphuric Acid Supply Agreements, an amount equal to 10% of (a) the weighted average annual price per ton based on tonnage and price invoiced by Glencore for the supply of sulphuric acid during the three-year period immediately preceding the end of the applicable Term; multiplied by (b) the tonnage delivered during the twelve month period immediately preceding the end of the applicable Term;

(v)	under the End Products Off-Take Agreement, the End Products Marketing Fee and the Supplemental End Products Marketing Fee; and

(vi)	under the By-Products Off-Take Agreement, an amount equal to 10% of the amount invoiced by Li-Cycle for the supply of by-products during such period.

(e)

The amount of the Total Value shall be determined as soon as practicable following the end of the applicable Term by an independent internationally recognized accounting firm jointly appointed by the Parties (in this Section, the “Independent Accountant”), which shall render a written determination to both Parties setting forth its calculations of the Total Value (but without providing any commercially sensitive data underlying such calculations). If requested by the Independent Accountant, each Party will permit the Independent Accountant to review such documentation of each Party as the Independent Accountant determines is reasonably necessary to make a determination of Total Value for purposes of this Agreement and the Independent Accountant will be instructed by each Party to maintain the confidentiality of all such documentation. All costs of the Independent Accountant incurred with respect to such determination will be borne equally by Glencore and Li-Cycle.

(f)	Subject to Section 4(c), Li-Cycle shall pay the Break-Up Fee to Glencore promptly following the Independent Accountant’s written determination of the amount of the Total Value.

5.	TERMINATION

(a)

A Party may terminate all (but not less than all) of the Commercial Agreements immediately if the other Party (or any of its Affiliates which is party to any of the Commercial Agreements) (i) is liquidated or dissolved (other than as part of an internal reorganization pursuant to which the obligations of such other Party under the applicable Commercial Agreements are assumed by one or more of its Affiliates), (ii) has filed against it in a court of competent jurisdiction a petition for an order for relief in bankruptcy or liquidation or reorganization, and such petition is not dismissed within sixty (60) days, (iii) makes a general assignment for the benefit of creditors, (iv) has entered against it an order for relief under applicable

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

bankruptcy laws by a court of competent jurisdiction, (v) commences a voluntary action under applicable bankruptcy laws or for the appointment or taking possession of a receiver, custodian or trustee for it or with respect to all or substantially all of its assets, (vi) has a receiver, custodian or trustee appointed by a court of competent jurisdiction for it or with respect to all or substantially all of its assets, or (vii) takes any other action to authorize any of the foregoing actions (each of the foregoing, an “Insolvency Event”).

(b)

Either Party may terminate all (but not less than all) of the Commercial Agreements, in their entirety, if (A) the other Party or any of its Affiliates which is a party to any Commercial Agreement has committed a material breach of any obligation of the other Party or any of its Affiliates under a Commercial Agreement and such material breach has not been cured within 90 days after written Notice of such material breach (a “Notice of Material Breach”) is given by the terminating Party to the other Party, (B) following the expiration of such 90-day cure period, the Senior Representatives of the Parties have not resolved the Dispute on terms mutually acceptable to the Parties pursuant to Section 20(b) within the 60 day-period set forth in Section 20(b), and (C) the terminating Party has obtained a decision by binding arbitration pursuant to Section 20(c) that such material breach has occurred. The terminating Party shall give the other Party the opportunity to remedy the relevant breach or breaches; provided that if the breach or breaches are cured during such 90-day period or resolved by the Senior Representatives on terms mutually acceptable to the Parties pursuant to Section 20(b), then the notice of termination shall be deemed to have been withdrawn with no further effect.

(c)

Either party may terminate a Commercial Agreement immediately on Notice to the other Party where any delay in performing or failure to perform by the other Party or any of its Affiliates under such Commercial Agreement is due to an event of Force Majeure called under such Commercial Agreement and such failure to perform persists for a period of greater than 365 days from receipt of Notice of such event of Force Majeure from the non-performing Party or any of its Affiliates.

(d)

Each Party’s respective termination rights under this Section 5 shall be without prejudice to any other rights and remedies available to such Party (or its Affiliates, as applicable) under the Commercial Agreements or Applicable Laws with respect to any Insolvency Event or breach by the other Party (or its Affiliates, as applicable).

6.	PREFERRED RECYCLING PARTNER STATUS

(a)	For the duration of the Term, with respect to go-forward opportunities in the lithium-ion battery recycling space that arise:

(i)	Glencore plc will recognize Li-Cycle as a preferred global recycling partner in the lithium-ion battery recycling space, including for processing available Feed and Black Mass; and

(ii)

Glencore and Li-Cycle agree to discuss all material go-forward opportunities in the lithium-ion battery recycling space and to use commercially reasonable efforts to work together on such opportunities, recognizing that at times other solutions or technologies may be needed as appropriate.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

(b)

The Parties’ respective obligations pursuant to Section 9(a)(i) shall be subject to compliance with Applicable Laws, including without limitation all Applicable Laws pertaining to competition and anti-trust matters.

7.	EXPENSE REPORTING

In order for Li-Cycle to meet its continuous reporting obligations under Applicable Laws, Glencore agrees that any Transaction Cost charged by Glencore or any Affiliate pursuant to any Commercial Agreement must be supported by an Expense Report to Li-Cycle provided on a monthly basis. Within 30 days after the receipt of an Expense Report, Li-Cycle may object to any of the Transaction Costs described in such Expense Report, by notifying Glencore in writing (in this Section, an “Objection Notice”) of the basis of such objection in reasonable detail. Thereafter, the Parties shall use commercially reasonable efforts to settle the matter, including by consulting and negotiating with the other Parties to reach a resolution satisfactory to each Party, failing which, any Party may by Notice (in this Section, an “IA Appointment Notice”) to the other Party refer such dispute to an independent internationally recognized accounting firm jointly appointed by the Parties (in this Section, the “Independent Accountant”), for resolution after a period of 30 days from the date on which Li-Cycle provides an Objection Notice has elapsed. If the Parties do not agree on the appointment of an Independent Accountant within five (5) days of the date on which an IA Appointment Notice is given, then upon the request of either Party, the Independent Accountant will be promptly appointed by the AAA. The Independent Accountant will make a written determination the eligibility and quantum of any amount so charged by Glencore as a Transaction Cost that is the subject of an Objection Notice and such determination shall be made as soon as practicable following the appointment of the Independent Accountant. Each Party will submit its respective position to the Independent Accountant by delivering its respective statement of position in writing to the Independent Accountant no later than the 10th day following the date on which the Independent Accountant was appointed. Promptly after receiving the statements of both Parties, the Independent Accountant will transmit by electronic mail a copy of each Party’s statement to the other Party. Each Party may study the statement of position of the other Party and may deliver its respective rebuttal in writing to the Independent Accountant on or before the 5th day after receipt of the other Party’s statement. If requested by the Independent Accountant, each Party will permit the Independent Accountant to review such documentation of each Party as the Independent Accountant determines is reasonably necessary to make such determination with respect to any such Transaction Cost and the Independent Accountant will be instructed by each Party to maintain the confidentiality of all such documentation. Any determination by the Independent Accountant under this Section shall be final and binding on the Parties. All costs of the Independent Accountant incurred with respect to such determination will be borne by Glencore and Li-Cycle based on the percentage that the amount actually contested but not awarded to Glencore or Li-Cycle, as applicable, bears to the aggregate amount actually contested.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

8.	REPRESENTATIONS AND WARRANTIES

(a)

Each Party represents to the other Party as of the date hereof (and each party that is party to any of the other Commercial Agreements shall be deemed to represent and warrant to the other party thereto as of the date of the relevant Commercial Agreement) that:

(i)

it is a company duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has full corporate power to carry on its business and to enter into and perform its obligations under this Master Agreement (or such other Commercial Agreements, as applicable), and it has taken all necessary corporate and other action and has obtained all necessary consents to authorize the execution, delivery and performance of, this Master Agreement (or other such other Commercial Agreements, as applicable), and this Master Agreement (or such other Commercial Agreements, as applicable), as executed and delivered, constitutes valid and legally binding obligations of such party in accordance with its terms, subject to the limitation of such enforcement by the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law;

(ii)

the execution, delivery and performance of this Master Agreement (or such other Commercial Agreements, as applicable) will not, to such party’s knowledge: (i) contravene any contractual restriction binding on it; (ii) result in any breach of or default under any agreement or other instrument to which it, or any of its assets, is subject; (iii) contravene any provision of the constitutional or corporate documents of, or applicable to, it, or (iv) contravene any Applicable Laws;

(iii)

it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its winding up or dissolution or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it, of any or all of each of their respective assets or revenues; and

(iv)

it has all authorizations necessary to carry out its obligations under this Master Agreement (or such other Commercial Agreements, as applicable), to the extent such authorizations are required by Applicable Laws or any binding contractual commitment to which it is a party.

(b)

Each Party shall indemnify, defend and hold harmless the other Party and the other Party’s Affiliates and each of their respective directors, officers, employees, representatives and agents from and against all Losses incurred by the such indemnified parties arising out of or in connection with any breach of any representation or warranty of such Party contained in this Section 8.

(c)

Each party to each of the other Commercial Agreements shall indemnify, defend and hold harmless the other party to such other Commercial Agreements and such other party’s Affiliates and each of their respective directors, officers, employees, representatives and agents from and against all Losses incurred by such indemnified parties arising out of or in connection with any breach of any representation or warranty deemed to be made by such party in such other Commercial Agreement pursuant to this Section 8.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

9.	COMPLIANCE WITH LAWS

(a)

Each Party warrants, represents and undertakes to the other that, in connection with the subject matter of the Commercial Agreements, it, its Affiliates and its and their directors, officers, and to its knowledge, employees, agents, representatives and any other Person acting on its or their behalf:

(i)

have complied with, and, except as may be required by Applicable Laws (including the Foreign Extraterritorial Measures Act (Canada) and any orders issued thereunder), will comply with, all Applicable Laws, including, without limitation, Applicable Laws pertaining to sanctions, anti-bribery, anti-corruption and anti-money laundering and tax laws, in each case in all material respects; and

(ii)

have not authorized, offered, promised, paid or otherwise given, and will not authorize, offer, promise, pay or otherwise give, whether directly or indirectly, any financial or other advantage to or for the use or benefit of any public official or any private individual (i) for the purpose of inducing or rewarding that Person’s improper performance of their relevant function in breach of appliable anti-bribery laws, or (ii) in a manner that would otherwise constitute a breach of any Applicable Laws.

(b)

Li-Cycle may, in its sole discretion, report any concerns relating to the conduct of Glencore in connection with the Commercial Agreements that breaches Glencore’s Code of Conduct or underlying policies to its contacts at Glencore or through Glencore’s “Raising Concerns Programme”, details of which are available at https://glencore.raisingconcerns.org/.

(c)

Li-Cycle shall comply with the Glencore Supplier Code of Conduct available at https://www.glencore.com/suppliers, as amended from time to time (the “Glencore Supplier Standards”), the terms of which are incorporated into the Commercial Agreements.

10.	SANCTIONS

(a)	Each Party represents and warrants to the other Party as at the Execution Date and throughout Term that:

(i)

neither it nor any of its subsidiaries (collectively, the “Company”) or any of its or their respective directors, senior executives or officers, or to the knowledge of the Company, any person on whose behalf the Company is acting in connection with the subject matter of any of the Commercial Agreements, is an individual or entity (“Person”) that is, or is 50% or more owned or controlled by, a Person (or Persons) that is the subject of any economic or financial sanctions or trade embargoes administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) the U.S. Departments of State or Commerce, the United Nations Security Council (“UNSC”), the European Union (“EU”),

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

Switzerland, Canada or any other applicable sanctions authority (collectively, “Sanctions”) or based, organized or resident in a country or territory that is the subject of comprehensive (i.e., country-wide or territory-wide) Sanctions (including, as of the Execution Date, Crimea, Cuba, so-called Donetsk People’s Republic, Iran, so-called Luhansk People’s Republic, North Korea and Syria) (a “Sanctioned Country”) (collectively, a “Sanctioned Person”);

(ii)

no Sanctioned Person has any beneficial or other property interest in any of the Commercial Agreements nor will have any participation in or derive any other financial or economic benefit from any of the Commercial Agreements; and

(iii)

except as may be required by Applicable Laws (including but not limited to the Foreign Extraterritorial Measures Act (Canada) and any orders issued thereunder), it will not use, or make available, material or funds (as applicable) provided by the other party in terms of any of the Commercial Agreements (i) to fund or facilitate any activities or business of, with or involving any Sanctioned Country or Sanctioned Person in breach of Sanctions, or (ii) in any manner that would result in a violation of Sanctions, or (iii) for any activities or business that could reasonably result in the designation of the other Party as a Sanctioned Person (“Sanctionable Activity”).

(b)

A Party will not be in breach of this Section in respect of a Sanctioned Person where the relevant Sanctions are exclusively sectoral sanctions, meaning any Sanctions that do not freeze or block the assets and/or economic resources of a Person or comprehensively freeze or block making available funds or economic resources to such Person, but merely restrict the ability of certain individuals or entities to access financing or export or import equipment, goods, technology or services, including, for the, avoidance of doubt, the Sanctions imposed under the Sectoral Sanctions Identification List maintained by OFAC (“Sectoral Sanctions”) and where the relevant activity or business is permitted by those Sectoral Sanctions.

(c)

If a Party (or any of its Affiliates that are parties to a Commercial Agreement) becomes a Sanctioned Person or if a Party (or any of its Affiliates that are parties to a Commercial Agreement) has breached or will breach this Section (the “Defaulting Party”), then the other Party (or any of its Affiliates, as applicable) (the “Non-Defaulting Party”) may (without incurring any liability of any nature whatsoever) terminate or suspend all (but not less than all) or any part of the Commercial Agreements with immediate effect by notice to the Defaulting Party or take any other action it reasonably deems necessary in order for the Non-Defaulting Party to comply with applicable Sanctions or avoid Sanctionable Activity. The Defaulting Party shall be liable for any and all direct costs, liabilities and expenses whatsoever incurred by the Non-Defaulting Party due to the Non-Defaulting Party exercising its rights under this Section except to the extent that a court of competent jurisdiction has determined in a final judgement that the Defaulting Party was not properly a Sanctioned Person and/or did not breach this Section. Any exercise by the Non-Defaulting Party of its right under this Section shall be without prejudice to any other rights or remedies of the Non-Defaulting Party under the Commercial Agreements.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

(d)

In addition, no party shall be obliged to perform any obligation required by the Commercial Agreements if to do so would, or could, result in a violation of, or be inconsistent with, any Sanctions, or expose such party to other Sanctions risks, including, without limitation, the risk of being designated as a Sanctioned Person.

11.	FORCE MAJEURE

(a)

A party to a Commercial Agreement shall not be liable to any other party to such Commercial Agreement for any delay in performing or failure to perform any of its obligations under such Commercial Agreement (except for delay or failure to pay money when due) due to events of Force Majeure. Failure to deliver or to accept delivery in whole or in part because of the occurrence of an event of Force Majeure shall not constitute a default under a Commercial Agreement or subject any party to a Commercial Agreement to liability for any resulting loss or damage. For the purpose of this Agreement, “Force Majeure” means any of the following events: war, blockade, revolution, riot, insurrection, civil commotion, strike, lockout, explosion, fire, flood, ice, storm, tempest, earthquake, pandemic, epidemic or similar health crisis, Applicable Laws, including prohibitions on export or import and/or prohibitions applying to a nominated or carrying vessel, or any other cause or causes whatsoever beyond the reasonable control of any party to a Commercial Agreement whether or not similar to the causes enumerated above.

(b)

Upon the occurrence of any event of Force Majeure, the party affected by the event of Force Majeure shall promptly give Notice to each other party to the applicable Commercial Agreement in writing of such event and shall specify in reasonable detail the facts constituting such event of Force Majeure and the expected duration of such event of Force Majeure. Where such Notice is not given within the time required, Force Majeure shall not justify the non-fulfillment of any obligations under the applicable Commercial Agreement.

(c)

Each party to a Commercial Agreement will use their respective reasonable efforts to cure any event of Force Majeure to the extent that it is reasonably possible to do so, it being understood that the settlement of strikes, lockouts, and any other industrial disputes shall be within the sole discretion of the party asserting Force Majeure.

(d)

Without limiting the generality of the foregoing, during an event of Force Majeure called by Glencore or any of its Affiliates under any Commercial Agreement, Li-Cycle and its Affiliates shall be free to sell or procure, as applicable, the materials subject to such Commercial Agreement(s) to or from, as applicable, any Third Party without any compensation to Glencore or any of its Affiliates and any amounts paid or received by Li-Cycle or any of its Affiliates to or from any such Third Party will not be taken into account for purposes of calculating Total Value; provided that such rights of Li-Cycle and its Affiliates shall be limited to the duration of the period during which Glencore or its applicable Affiliate is unable to perform due to such event of Force Majeure.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

12.	SURVIVAL

All provisions of the Commercial Agreements which, by their nature, reasonably may be interpreted as having been intended to survive the expiration or termination of such Commercial Agreements, shall so survive.

13.	LIMITATION ON DAMAGES

THE PARTIES AGREE THAT NO PARTY HERETO (OR ITS RESPECTIVE AFFILIATES, AS APPLICABLE) OR TO ANY OTHER COMMERCIAL AGREEMENT SHALL BE LIABLE UNDER ANY OF THE COMMERCIAL AGREEMENTS FOR SPECIAL, INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL LOSSES OR DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, LOST SAVINGS, LOSS OF USE OF FACILITY OR EQUIPMENT, OR LOSS OF CUSTOMERS, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES OR IF SUCH LOSSES OR DAMAGES COULD HAVE BEEN REASONABLY FORESEEN, UNLESS RESULTING FROM A PARTY’S ACTIONS THAT ARE FOUND TO CONSTITUTE WILLFUL MISCONDUCT OR TO HAVE BEEN TAKEN IN BAD FAITH OR IN THE EVENT THE LOSSES OR DAMAGES ARISE FROM A BREACH OF THE CONFIDENTIALITY OBLIGATIONS OF THE PARTIES OR THEIR AFFILIATES. NOTWITHSTANDING THE FOREGOING, THE PARTIES ACKNOWLEDGE THAT COMPONENTS OF THE BREAK-UP FEE COMPENSATE GLENCORE FOR LOST PROFITS, AND THIS SECTION 13 SHALL NOT BE A DEFENCE TO THE PAYMENT OF THE BREAK-UP FEE WHERE THE SAME IS CALCULATED IN ACCORDANCE WITH SECTIONS 4(c) AND 4(d).

14.	CONFIDENTIALITY

Subject to Section 15 (Public Announcements and Filings), the contents of the Commercial Agreements and all confidential or non-public information disclosed (whether in writing, orally, electronically or observed) by one Party (and/or its Affiliates, as applicable) (in such capacity, the “Disclosing Party”), to another Party (and/or its Affiliates, as applicable) (in such capacity, the “Receiving Party”) thereunder shall be kept strictly confidential, unless subsequently agreed otherwise or to the extent required by Applicable Laws, and will be used solely for the purposes of performing such party’s obligations under a Commercial Agreement. Information shall not be, nor shall be deemed to be, confidential or non-public if: (i) it was or becomes generally available to the public other than as a result of any breach of this Section or any other Commercial Agreement; (ii) it becomes available to the Receiving Party on a non-confidential basis from another source that is not known by such Receiving Party to be bound by an obligation of confidentiality to the Disclosing Party in respect of such information; or (iii) it is independently developed by the Receiving Party without use of or reference to confidential or non-public information. Notwithstanding the foregoing, the Receiving Party may disclose the contents of the Commercial Agreements and confidential information disclosed by the Disclosing Party hereunder: (i) to its Affiliates and to its and their respective directors, officers, employees, legal, financial and business advisors and representatives who are in a confidential relationship with such Receiving Party (collectively, “Representatives”), so long as such Persons have been made aware of these confidentiality provisions, (ii) as may be required by Applicable Laws or governmental authority, (iii) to any prospective transferee of the Receiving Party’s business that has agreed to be bound by these confidentiality provisions so long as such prospective transferee is not a competitor of the Disclosing Party or any of its Affiliates, or (iv) in connection with the enforcement of any of the Commercial Agreements by any Party. The Receiving Party will be responsible for any breach or threatened breach of the provisions of this Agreement by any of its Representatives. The provisions set forth in this Section shall be valid during the Term.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

For the avoidance of doubt, nothing in this Section shall be deemed to preclude any party to a Commercial Agreement from disclosing publicly available information about Glencore or Li-Cycle, as the case may be, in the ordinary course of business under the Commercial Agreements.

15.	PUBLIC ANNOUNCEMENTS & FILINGS

(a)

The Parties acknowledge that a Li-Cycle and/or Glencore (as applicable, the “Publicly Announcing Party”) may be required to publicly announce the execution of this Master Agreement (and/or one or more of the other Commercial Agreements) and to file a copy of this Master Agreement (and/or one or more of the other Commercial Agreements) as a material contract with applicable securities regulatory authorities, stock exchanges or other governmental authorities.

(b)	The Publicly Announcing Party agrees that, except as required by Applicable Laws, such public announcement or filings will not occur until:

(i)	the other Party has been provided with a reasonable opportunity to review and comment on the proposed public announcement or filings; and

(ii)	the other Party has been provided with a reasonable opportunity to propose redactions of commercially sensitive information prior to such public announcement or filings.

16.	NOTICES

(a)	All notices and other required or permitted communications (each a “Notice”) under this Agreement shall be in writing and shall be addressed as follows:

A.	If to Glencore:

Glencore Ltd.

330 Madison Ave.

New York, New York

10017

U.S.A.

Attention: [XXX]

Email: [XXX]

Attention: [XXX]

Email: [XXX]

B.	If to Li-Cycle or any of the Sellers:

c/o Li-Cycle Holdings Corp.

207 Queens Quay West

Suite 590 Toronto, Ontario

M5J 1A7

Canada

Attention: [XXX]

Email: [XXX]

Attention: [XXX]

Email: [XXX]

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

(b)	In the event any of the Parties’ respective Affiliates are party to any of the Commercial Agreements, such Commercial Agreements may set forth additional addresses for notice to such Affiliates.

(c)	All Notices shall be given:

A.	by electronic communication, capable of producing a printed transmission; or

B.	by national or international courier service, as applicable.

(d)

All Notices (including electronic communication) shall be effective and shall be deemed given on the first date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next Business Day following receipt. Any change of address may be made by Notice to the other Parties.

17.	GOVERNING LAW

Each of the Commercial Agreements shall be governed by, and interpreted in accordance with, the laws of the State of New York, USA, without regard to its principle of conflicts of laws.

18.	CHANGES IN QUOTATIONS

In the event that Fastmarkets MB, Metals Week (or any other specifically named publication and/or its industry accepted equivalent) ceases to publish or changes the basis to calculate the relevant reference price specified under any Commercial Agreement, Li-Cycle and Glencore shall meet with a view to agreeing on an alternative publication or reference price. The basic objective of such meeting will be to secure continuity of fair pricing. If the Parties fail to reach an agreement within thirty (30) days from the notification date by the selling Party, then the selling Party shall refer the determination of the substitute publication or reference price to final determination by arbitration pursuant to Section 19 of this Master Agreement. During any period in which no reference price has been agreed to by the parties or determined by arbitration, the provisional price shall be set by the selling Party according to its standard pricing practices.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

19.	RESOLUTION OF PRICING DISPUTES

(a)

To the extent mutual agreement regarding pricing cannot be met on (i) a Direct Purchase Agreement under the Black Mass Offtake Agreement, (ii) a Direct Purchase Agreement under the End Products Offtake Agreement, or (iii) under a Direct Purchase Agreement under the By-Products Offtake Agreement (other than with respect Copper Aluminum Shred, Copper Sulphide Residue, Partially Upgraded Cu/Al Fraction or Shredded Cu Fraction), in any such case, within a thirty (30) day period (a “Pricing Dispute”), either Party may by Notice to the other Party within five (5) days after the end of such thirty (30) day period refer the matter for determination by referee hereunder (“Referee Determination”). A referee (“Referee”) will be jointly appointed by the Parties within five (5) days after such Notice has been given. Any Person to be appointed Referee will be neutral and reputable, will have a good comprehension of the battery metal recycling and refining industry and the factors relevant to the issue to be determined and have experience in dispute resolution. No Person who directly or indirectly holds security interests in either of the Parties hereto or their respective Affiliates or has been employed by any Party or any of their respective Affiliates as an employee, consultant or otherwise (other than as a Referee) or is or has been in receipt of any income or benefit from either Party or their respective Affiliates during the five-year period preceding such time of intended appointment will be eligible to be appointed as a Referee. If the Parties are unable to agree on the appointment of the Referee by the end of such five (5) day period, then upon the request of either Party, the Referee will be promptly appointed by the AAA. All costs incurred with respect to such appointment will be borne equally by the Parties. The Parties acknowledge that for purposes of enforcement of the Referee’s decision hereunder, the Referee will function as a sole arbitrator and not as an expert.

(b)

Each of the Parties will submit its respective position to the Referee by delivering its respective statement of position in writing to the Referee no later than the 10th day following the date on which the Referee was appointed. Promptly after receiving the statements of both Parties, the Referee will transmit by electronic mail a copy of each Party’s statement to the other Party. Each Party may study the statement of the other Party and may deliver its respective rebuttal in writing to the Referee on or before the 5th day after receipt of the other Party’s statement.

(c)

Within twenty (20) days following the appointment of the Referee, the Referee will finally determine the issue by selecting one of the two positions submitted to the Referee, and will notify the applicable Parties of such determination and provide them with written reasons therefor and such selected position will prevail. In making such selection, the Referee will base its decision on any criteria set forth in this Agreement and the other Commercial Agreements applicable to the issue to be determined. If either Party fails, without reasonable cause as the Referee may determine, to deliver its respective statement of position to the Referee by the deadline set forth for such purpose in Section 19(b) above, the Referee will promptly after such deadline finally determine that the sole position submitted to it will prevail. Any decision of the Referee will be final and binding on the Parties and each other party to the applicable Commercial Agreements and not subject to arbitration hereunder or to any other review or appeal and, where applicable, will apply retroactively to the period for which the Parties were to have reached agreement.

(d)

If an issue is determined by Referee, the Party (i) whose position was not selected by the Referee or (ii) who failed to deliver its statement of position to the Referee by the deadline set forth in Section 19(b) above, will bear all costs incurred with respect to the services of Referee in such issue unless otherwise specifically determined by the Referee. In the event that the Parties reached agreement on a matter after it has been submitted to the Referee but before the Referee’s decision, all costs incurred with respect to the services of Referee in connection with that issue will be borne equally by the Parties.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

20.	DISPUTE RESOLUTION

(a)

The Parties shall use commercially reasonable efforts to settle amicably any and all disputes, controversies, conflicts and claims among the Parties arising out of or relating to or in connection with the Commercial Agreements, the performance, non-performance or timely performance of the obligations set forth herein and therein or any asserted breach hereof or thereof (including any questions regarding the existence, validity, interpretation, enforceability or termination of any Commercial Agreement as well as any tort claims arising out of any Commercial Agreement) (each such claim, a “Dispute”); provided that, (i) neither Party shall have any obligation under the foregoing provisions of this Section 20(a) or Section 20(b) in respect of any termination of the Commercial Agreements pursuant to Section 5(a) (bankruptcy/insolvency), Section 5(c) (force majeure) or Section 10(c) (sanctions), and (ii) for the purposes of Section 5(b) (alleged material breach), (A) the respective obligations of a non-breaching Party (which shall include such Party’s Affiliates) under this Section 20(a) shall terminate concurrently upon the expiration of the 90-day period set forth in Section 5(b), and (B) nothing in this Section 20(a) or in Section 20(b) shall impose any obligation on such non-breaching Party or any of its Affiliates to assist the other Party or any of its Affiliates in curing any breach of a Commercial Agreement by such other Party or any of its Affiliates, including any obligation to, directly or indirectly, take any action, assume any obligation or incur any expense (or, in each case, agree to do so); and (iii) in any event, the provisions of Section 20 are without prejudice to the rights of a Party to terminate this Agreement in accordance with the terms of Section 5 or Section 10(c), as applicable.

(b)

Subject to Section 20(a), any Dispute which remains unresolved shall be referred by either Party to the Chief Executive Officer and/or Executive Chair of Li-Cycle, in the case of Li-Cycle, and the Head of Recycling and/or Head of Marketing for Copper and Cobalt at Glencore, in the case of Glencore (such individuals, the “Senior Representatives”), by written Notice setting out in reasonable detail the nature and scope of the Dispute (an “Escalation Notice”), or in the case of a Notice of Material Breach, a copy of such Notice of Material Breach. Following such referral, the Senior Representatives shall meet to discuss the Dispute and seek to settle amicably the Dispute as between the Parties. In the event that the Senior Representatives are unable to settle amicably such Dispute, the notifying Party may refer the Dispute to binding arbitration pursuant to Section 20(c), within the timelines set forth below. In the case of a Party seeking to terminate the Commercial Agreements pursuant to Section 5(b), such Party may, following the expiration of the 90-day period set forth in Section 5(b), and a subsequent sixty (60) day period for resolution by the Senior Representatives under this Section 20(b), commence a binding arbitration pursuant to Section 20(c) to determine whether any alleged material breach constitutes grounds for termination of all of the Commercial Agreements pursuant to Section 5(b). In the case of all other Disputes, a Party may commence a binding arbitration pursuant to Section 20(c) if the Senior Representatives have been unable to settle amicably such Dispute under this Section 20(b) with sixty (60) days of issuance of an Escalation Notice.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

(c)

Any Dispute shall be settled by binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules then in effect, by a panel of three arbitrators. Each of the parties to the applicable Commercial Agreement (in such capacity, the “Disputing Parties” and each of them individually, a “Disputing Party”) shall select one arbitrator and the two selected arbitrators shall select a third arbitrator to complete the panel. If the two selected arbitrators cannot agree upon a third arbitrator, then the AAA shall appoint the third arbitrator. The arbitration shall take place in the City of New York, New York. Judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing, as follows: (i) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated; (ii) depositions of all party witnesses; and (iii) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York Code of Civil Procedure. The arbitral panel shall be required to provide in writing to the Parties the basis for the award or order of such arbitral panel, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Any award from any such arbitration proceeding may be entered as a judgment in any court of competent jurisdiction. Each Party shall bear its own costs in connection with any arbitration hereunder. Nothing herein shall prevent a Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as is necessary to protect such Party’s rights. The Parties acknowledge and agree to refrain from unreasonably delaying the completion of any arbitration process commenced hereunder in respect of any Dispute, provided that the foregoing shall not be deemed to limit either Party’s right to adequately prosecute and/or defend any claims brought by or against such Party in any such arbitration process.

(d)

In the event there is a controversy or claim under one Commercial Agreement, and simultaneously a controversy or claim under another Commercial Agreement, then either Party may make a motion or other written request to the arbitral panel to join the proceedings relating to such controversies or claims into a single proceeding, and if such controversies or claims are reasonably related to each other such that administrative economy and/or fairness would be served by joining such proceedings into a single proceeding, then the arbitral panel shall grant such motion or other request.

21.	SUCCESSION AND ASSIGNMENT; DELEGATION

(a)

No party to a Commercial Agreement may assign any of the Commercial Agreements to which it is a party or any its rights or obligations thereunder, either in whole or in part, without the express written consent of, in the case of Glencore or any of its Affiliates, Glencore, and, in the case of Li-Cycle or any of its Affiliates, Li-Cycle, not to be unreasonably withheld. Each of the Commercial Agreements shall be binding upon, inure to the benefit of, and be enforceable by the applicable parties thereto and their respective successors and permitted assigns.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

(b)

Notwithstanding subsection (a) above, each Party shall be entitled to appoint at its sole cost and expense such agents as it deems appropriate and delegate to them the whole or part of its obligations or duties under any of the Commercial Agreements, provided that:

(i)	no such obligation or delegation shall in any way diminish or relieve the appointing Party of its obligations under the applicable Commercial Agreement; and

(ii)	such agent is an Affiliate of the appointing Party.

(c)

For the avoidance of doubt, as of the Effective Date, Li-Cycle conducts its commercial business through the Sellers, who (among other things) acquire Feed and/or Black Mass; process Feed at the Spokes; process Black Mass at the Hubs; and sell the resulting Black Mass, End Products, By-Products and Other By-Products. In the event that any other Affiliate of Li-Cycle becomes engaged in the business of producing Black Mass, End Products, By-Products and/or Other By-Products for its own account, then Li-Cycle shall cause such other Affiliate to become party to this Agreement and the other applicable Commercial Agreements and to be designated as a Seller thereunder, on the terms set forth therein, mutatis mutandis, for the balance of the Term.

22.	ENTIRE AGREEMENT AND AMENDMENT

This Master Agreement and the other Commercial Agreements, as well as the North America Black Mass and Refined Products Allocation Agreement, constitute the entire agreement between the Parties concerning the subject matter hereof and thereof, and there are no understandings, representations (actionable in contract, tort or otherwise) or warranties of any kind with respect to such subject matter not expressly set forth herein or therein. No modification of or amendment to any of the Commercial Agreements shall be valid or binding unless set forth in writing and duly executed by the parties thereto.

23.	RELATIONSHIP OF THE PARTIES

Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, franchise, employment, master-servant, or fiduciary relationship between the parties. No party to a Commercial Agreement, by virtue of this Agreement or any other Commercial Agreement, will have any right, power, or authority to act or create an obligation, express or implied, on behalf of any other party to a Commercial Agreement.

24.	WAIVER

No waiver of any breach of any term or provision of any of the Commercial Agreements shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived. Waiver by a party of a breach of any provision of any of the Commercial Agreements shall not be deemed to be a waiver of future compliance with such provision. No delay or failure of a party to a Commercial Agreement to enforce any right or claim which it may have thereunder shall in any way affect, limit or waive such right or claim or the right of such party to compel strict compliance with each and every term and condition of such Commercial Agreement.

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

25.	SEVERABILITY

Whenever possible, each provision of the Commercial Agreements shall be interpreted in such a manner as to be effective and valid under Applicable Laws. However, if any provision of any of the Commercial Agreements shall be held to be invalid or prohibited under Applicable Laws, such provision shall be ineffective only to the extent of such invalidity or prohibition without affecting the validity of the remainder of such provision or the remaining provisions of such Commercial Agreement, which shall remain in full force and effect.

26.	NO THIRD-PARTY BENEFICIARY RIGHTS

Except as expressly set out therein, each of the Commercial Agreements is for the benefit of the parties thereto and their respective successors and permitted assigns only and shall not be construed to create beneficiary rights in any other Person and is not intended to confer any benefits upon, or create any rights in favour of, any Person or entity other than the parties thereto.

27.	COUNTERPARTS AND ELECTRONIC EXECUTION

The Commercial Agreements may be executed in any number of counterparts, and it shall not be necessary that the signatures of all parties be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument. Counterparts may be delivered by electronic transmission and the parties adopt any signatures so received as original signatures of the parties.

[Remainder of this page is intentionally left blank.]

Confidential portions of this exhibit have been omitted because they are both (i) not material and (ii) are the type of information that the registrant treats as private or confidential. The redacted terms have been marked at the appropriate place with “[XXX]”.

IN WITNESS WHEREOF the Parties have executed this Master Commercial Agreement as of the Execution Date.

GLENCORE LTD.

By:	/s/ Kunal Sinha
Name: Kunal Sinha Title: Head of Recycling

LI-CYCLE HOLDINGS CORP.

By:	/s/ Ajay Kochhar
Name: Ajay Kochhar Title: President & CEO

LI-CYCLE U.S. INC.

By:	/s/ Alan Ferguson
Name: Alan Ferguson Title: VP, Commercial

LI-CYCLE EUROPE AG

By:	/s/ Conor Spollen
Name: Conor Spollen Title: President

Name: Elewout Depicker
Title: Director

LI-CYCLE APAC PTE. LTD.

By:	/s/ Dawei Li
Name: Dawei Li Title: Director